NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 12, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 29, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between FG Group Holdings Inc. and FG Group LLC, a wholly owned subsidiary of FG Financial Group, Inc. became effective before market open on March 1, 2024. Each Common Stock of FG Group Holdings Inc. was exchanged for 1 Common Stock of FG Financial Group, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 01, 2024.